Exhibit 99.1
Permian Basin Royalty Trust
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JUNE CASH DISTRIBUTION
     DALLAS, Texas, June 18, 2010 — Permian Basin Royalty Trust (NYSE: PBT) (“Permian”), today declared a cash distribution to the holders of its units of beneficial interest of $.126282 per unit, payable on July 15, 2010, to unit holders of record on June 30, 2010. Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution decreased slightly from the previous month due primarily to lower volumes of both oil and gas produced. This would primarily reflect production for the month of April. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 58,534 bbls and 268,051 Mcf. The average price for oil was $80.76 per bbl and for gas was $6.50 per Mcf. Capital expenditures were approximately $31,000. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales		Average Price
	Volumes		Oil	Gas
	Oil (bbls)	Gas (Mcf)	(per bbl)	(per Mcf)
Current Month	58,534	268,051	$80.76	$6.50
Prior Month	61,156	280,593	$77.59	$6.99
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085